Exhibit 99.1
Leidos Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2020 Results

- Revenues: $3.25 billion for fourth quarter; $12.30 billion for the year
- Diluted Earnings per Share: $1.37 for fourth quarter, year-over-year growth of 9%; $4.36 for the year
- Non-GAAP Diluted Earnings per Share: $1.63 for fourth quarter, year-over-year growth of 8%; $5.83 for the year
- Cash Flows from Operations: $52 million used in operations for fourth quarter; $1,334 million provided by operations for the year

RESTON, Va., February 23, 2021 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the fourth quarter and fiscal year 2020.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "Fourth quarter results reflect the resilience of our growing portfolio with new record levels of revenue and backlog, coupled with margin expansion and further balance sheet optimization. This performance positions us for above-market growth in 2021, fueled by our talented diverse workforce who continue to engineer and deliver technologically innovative and secure solutions for our customers’ evolving needs."
Fourth Quarter Summary Results
Revenues for the quarter were $3.25 billion, compared to $2.95 billion in the prior year quarter, reflecting a 10.1% increase. Revenues for the quarter included $300 million and $89 million related to the acquisitions of Dynetics, Inc. ("Dynetics") and L3Harris Technologies' security detection and automation businesses (the "SD&A Businesses"), respectively.
Operating income for the quarter was $299 million, compared to $261 million in the prior year quarter. Operating income margin increased to 9.2% from 8.8% in the prior year quarter. Non-GAAP operating margin for the quarter was 10.7%, compared to 10.5% in the prior year quarter, primarily due to favorable margin performance on certain contracts and higher margins on certain program wins.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $1.37, compared to $1.26 in the prior year quarter. Non-GAAP diluted EPS for the fourth quarter was $1.63 compared to $1.51 in the prior year quarter. The weighted average diluted share count for the quarter was 144 million, consistent with the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1.93 billion increased $273 million, or 16.5%, compared to the prior year quarter. The revenue growth was primarily attributable to $300 million of revenues related to the acquisition of Dynetics and program wins, partially offset by a net decrease in volumes on certain programs and the completion of certain contracts.
Defense Solutions operating income margin for the quarter was 7.6%, compared to 8.9% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 8.9%, compared to 9.8% in the prior year quarter, primarily attributable to the release of a contract reserve in the prior year quarter, a net decrease in volumes on certain programs and the completion of certain contracts, partially offset by higher margins on certain program wins.
Civil
Civil revenues for the quarter of $811 million increased $38 million, or 4.9%, compared to the prior year quarter. The revenue growth was primarily attributable to $89 million of revenues related to the acquisition of the SD&A Businesses and program wins, partially offset by a net decrease in volumes on certain programs, including negative impacts on certain contracts due to the coronavirus pandemic ("COVID-19"), and the completion of certain contracts.

Civil operating income margin for the quarter was 11.0%, compared to 9.6% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 12.3%, compared to 12.0% in the prior year quarter, primarily attributable to favorable product mix and higher margins on certain program wins.
Health
Health revenues for the quarter of $513 million decreased $13 million, or 2.5%, as compared to the prior year quarter. The revenue decline was primarily attributable to a net decrease in volumes on certain programs and the completion of certain contracts, partially offset by recoveries on certain programs previously delayed due to COVID-19.
Health operating income margin for the quarter was 16.8%, compared to 13.9% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 18.5%, compared to 16.0% in the prior year quarter, primarily attributable to favorable volume and margin performance on certain contracts.
Fiscal Year 2020 Summary Results
Revenues for fiscal year 2020 were $12.30 billion, compared to $11.09 billion in the prior year, reflecting a 10.8% increase. Revenues for the fiscal year included $937 million and $243 million related to the acquisitions of Dynetics and the SD&A Businesses, respectively.
Operating income for fiscal year 2020 was $998 million, compared to $912 million in the prior year. Operating income margin for fiscal year 2020 was 8.1%, compared to 8.2% in the prior year. Non-GAAP operating margin was 10.1%, compared to 9.9% in the prior year, primarily due to a net gain recognized upon the receipt of proceeds related to the VirnetX, Inc. ("VirnetX") legal matter, higher margins on certain program wins and lower indirect expenditures due to cost reduction efforts in response to COVID-19. This was partially offset by negative impacts from reduced volume on certain contracts due to COVID-19 and a net gain recognized upon the receipt of the Greek arbitration award in the prior year.
Diluted EPS attributable to Leidos common stockholders for fiscal year 2020 was $4.36, compared to $4.60 for the prior year. Non-GAAP diluted EPS for fiscal year 2020 was $5.83, compared to $5.17 in the prior year. The diluted share count was 144 million compared to 145 million in the prior year.
Defense Solutions
Defense Solutions revenues of $7.34 billion for fiscal year 2020 increased $1.04 billion, or 16.5%, compared to the prior year. The revenue growth was primarily attributable to $937 million of revenues related to the acquisition of Dynetics, program wins and a net increase in materials volume on certain programs. This was partially offset by the completion of certain contracts and negative impacts from reduced volume on certain contracts due to COVID-19.
Defense Solutions operating income margin for fiscal year 2020 was 6.9%, compared to 7.5% in the prior year. On a non-GAAP basis, operating margin for the year was 8.2% compared to 8.5% in the prior year, primarily attributable to negative impacts from reduced volume on certain contracts due to COVID-19, partially offset by higher margins on certain program wins and lower indirect expenditures.
Civil
Civil revenues of $2.99 billion for fiscal year 2020 increased $198 million, or 7.1%, compared to the prior year. The revenue growth was primarily attributable to $243 million of revenues related to the acquisition of the SD&A Businesses and program wins. This was partially offset by the completion of certain contracts and negative impacts from reduced volume on certain contracts due to COVID-19.
Civil operating income margin for fiscal year 2020 was 9.4%, compared to 8.3% in the prior year. On a non-GAAP basis, operating margin for the year was 11.7%, compared to 10.9% in the prior year, primarily attributable to a decrease in bad debt expense and higher margins on certain program wins, partially offset by the completion of certain contracts.

Health
Health revenues of $1.96 billion for fiscal year 2020 decreased $36 million, or 1.8%, compared to the prior year. The revenue decline was primarily attributable to the timing of program execution due to COVID-19, the impact from the sale of our health staff augmentation business in the prior year and the completion of certain contracts. This was partially offset by a net increase in volumes on certain programs, program wins and the impact from our acquisition of IMX Medical Management Services, Inc. ("IMX") in the prior year.
Health operating income margin for fiscal year 2020 was 12.0%, compared to 12.1% in the prior year. On a non-GAAP basis, operating margin for the year was 14.4%, compared to 14.3% in the prior year, primarily attributable to increased volume on certain higher margin contracts, partially offset by reduced volume on certain managed service contracts with fixed cost infrastructures that were impacted by COVID-19.
Cash Flow Summary
Net cash used in operating activities for the quarter were $52 million compared to $169 million net cash provided by operating activities in the prior year quarter. The higher operating cash outflows were primarily due to the sale of accounts receivable in the prior quarter that did not recur in the current quarter and the timing of payroll payments.
Net cash used in investing activities for the quarter were $101 million compared to $54 million in the prior year quarter. The higher cash outflows were primarily due to cash paid related to the acquisition of the SD&A Businesses.
Net cash provided by financing activities for the quarter were $98 million compared to $144 million net cash used in financing activities in the prior year quarter. The higher cash inflows were primarily due to proceeds received related to the issuance of our $1.0 billion senior notes and the timing of dividend payments, partially offset by principal payments related to refinancing of outstanding debt and higher stock repurchases in the current year quarter.
Net cash provided by operating activities for the fiscal year were $1,334 million compared to $992 million in the prior year. The higher operating cash inflows were primarily due to the timing of payroll payments, including the deferral of tax payments under the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), and the receipt of proceeds related to the VirnetX legal matter.
Net cash used in investing activities for the fiscal year were $2,815 million compared to $65 million net cash provided by investing activities in the prior year. The higher cash outflows were primarily due to net cash paid related to the acquisitions of Dynetics and the SD&A Businesses, net proceeds received in the prior year for the disposition of our commercial cybersecurity and health staff augmentation businesses and the sale of real estate properties and higher purchases of equipment and leasehold improvements associated with our new global headquarters. This was partially offset by cash paid related to the acquisition of IMX in the prior year.
Net cash provided by financing activities for the fiscal year were $1,451 million compared to $709 million net cash used in financing activities in the prior year. The increase in financing cash inflows were primarily due to proceeds received related to the refinancing and issuance of new debt and higher stock repurchases in the prior year. This was partially offset by principal repayments of outstanding debt and the retirement of the $450 million senior notes in the current year.
As of January 1, 2021, the Company had $524 million in cash and cash equivalents and $4.7 billion in debt.
New Business Awards
Net bookings totaled $3.3 billion in the fourth quarter of fiscal year 2020 and $17.8 billion for fiscal year 2020, representing a book-to-bill ratio of 1.0 and 1.4 for the fourth quarter and fiscal year 2020, respectively.

Notable recent awards received include:
•Next Generation Enterprise Network Service Management: The Company was awarded a prime contract by the Naval Information Warfare Systems Command, formerly known as the Space and Naval Warfare Systems Command, to provide global network services under the Next Generation Enterprise Network Re-compete Service Management, Integration & Transport contract. Under the contract, Leidos will unify, operate and maintain the shore-based networks and data management for the Department of the Navy’s Program Executive Office Digital to improve capability and service under one enterprise network construct. The single award, indefinite delivery/indefinite quantity, firm-fixed-price and cost-plus contract has a five-year base period of performance followed by three one-year option periods, and an approximate value of $7.7 billion, if all options are exercised.
•Special Operations Command Tactical Airborne Multi-Sensor Platforms Support: The Company was awarded a task order by Army Contracting Command - Aberdeen Proving Ground under the Responsive Strategic Sourcing for Services indefinite delivery/indefinite quantity contract. Under the contract, Leidos will provide pilot services, airborne sensor operators, hub and spoke operations/excursion support, staffing for the Intelligence Coordination Center, system training, logistics, aircraft and primary mission equipment maintenance and integration, configuration management and engineering support services in support of the program’s DHC- 8 and King Air 300 aircraft. The award has a total value of $649 million and includes a one-year base period of performance followed by four one-year option periods.
•U.S. Intelligence Community: The Company was awarded contracts valued at $304 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.
The Company’s backlog at the end of fiscal year 2020 was $31.9 billion, of which $6.6 billion was funded.
Intent to Acquire Gibbs & Cox, Inc.
Consistent with Leidos strategy to add capabilities and deepen customer relationships, the Company has entered into a definitive agreement to acquire Gibbs & Cox, Inc. (“Gibbs & Cox”), the largest, full-service independent engineering and design firm specializing in naval architecture and marine engineering, for $380 million in cash. Headquartered in Arlington, Virginia, Gibbs & Cox has 525 employees. Over its 90 plus year history, Gibbs & Cox has remained a leader in maritime innovation and is on the frontlines of providing maritime solutions. The deal extends Leidos into an attractive maritime market where Leidos is under-penetrated today, and adds valuable engineering talent (naval architects and digital engineers) to the team. It further positions Leidos for long-term growth in the maritime unmanned market – a market requiring tight integration of ship design and autonomy systems. The transaction is expected to close in the second quarter of fiscal year 2021, subject to satisfaction of customary closing conditions.
Forward Guidance
The Company's outlook for fiscal year 2021, which excludes the announced acquisition of Gibbs & Cox, is as follows:
•Revenues of $13.7 billion to $14.1 billion;
•Adjusted EBITDA margins of 10.3% to 10.5%;
•Non-GAAP diluted EPS of $6.15 to $6.45; and
•Cash flows provided by operating activities at or above $850 million.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, asset impairment charges, acquisition, integration and restructuring costs, amortization of equity method investment, gain on sale of business, acquisition related financing costs, loss on debt modification and other tax adjustments. For additional information regarding non-GAAP diluted EPS and Leidos' other non-GAAP financial measures, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.

The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
COVID-19
The COVID-19 pandemic is affecting major economic and financial markets, and effectively all industries and governments are facing challenges, which has resulted in a period of business disruption, the length and severity of which cannot be predicted. The pandemic has resulted in significant travel restrictions, government orders to “shelter-in-place”, quarantine restrictions and significant disruption of the financial markets. We have acted to protect the health and safety of our employees, comply with workplace health and safety regulations and work with our customers to minimize disruptions. The pandemic has impacted each of our groups, primarily in access to customer sites, travel restrictions, limitations of remote work and COVID-19 related costs.
Consistent with federal, state and local guidance, we perform work that is essential to support the critical infrastructure of the United States, the Defense Industrial Base and healthcare sector, and we continue to operate in support of our customers. We have taken steps to support increased teleworking and safe workplace environments. We have some minor business operations that are not designated as critical infrastructure and therefore have been required to operate in minimal conditions.
For the quarter and fiscal year 2020, COVID-19 adversely impacted revenues by approximately $12 million and $198 million, respectively, and impacted operating income by approximately $8 million and $96 million, respectively, as compared to prior year results. Within our Health segment we saw recoveries in the fourth quarter of fiscal year 2020 and continue to expect to see further recoveries in fiscal year 2021. Our Defense Solutions segment experienced less of a negative impact in the fourth quarter of fiscal year 2020 than in previous quarters. We also experienced lower indirect expenditures for fiscal year 2020 as a result of COVID-19 which partially offset the operating income impact on our programs. The full extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute on programs in the expected timeframe, will depend on future developments, including the duration and spread of the pandemic and the distribution and efficacy of vaccines, all of which are uncertain and cannot be predicted.
The CARES Act, which is effective until March 31, 2021, enabled us to defer payment of the employer portion of social security taxes. As of January 1, 2021, we deferred $123 million of employer social security tax payments and received $12 million from the Employee Retention Credit.
We have taken measures to protect the health and well-being of our workforce and are working with our customers to minimize the delay and disruption of the award and performance on our contracts. Many of our employees continue to work remotely while our offices remain open with limited capacity.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern on February 23, 2021. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13715040.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil and health markets. The Company's 38,000 employees support vital missions for government and commercial customers.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, the impact of COVID-19 and related actions taken to prevent its spread and contract awards. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: the impact of COVID-19 or future epidemics on our business, including the potential for facility closures, re-evaluation of U.S. government spending levels and priorities, delay of new contract awards, our ability to recover costs under contracts and insurance challenges; developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, or delays in the U.S. government budget process or approval of raising the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer and disposal, technology protection and personal information; the damage and disruption to our business resulting from natural disasters; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with Lockheed Martin's Information Systems & Global Solutions business; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. This release also contains statements about the proposed acquisition of Gibbs & Cox that are based on assumptions currently believed to be valid but involve significant risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from these forward-looking statements with respect to the transaction, including risks relating to anticipated tax treatment, ability to retain key personnel, the dependency of the transaction on market conditions and the impact of a change in market conditions on the value to be received in the transaction, unforeseen liabilities, future capital expenditures, uncertainty as to the expected financial condition and economic performance of the Company following the closing, including future revenues, expenses, earnings, indebtedness, losses, prospects, business strategies for the management, expansion and growth of the Company following the closing, our ability to integrate the businesses successfully and to achieve anticipated synergies, and the risk that disruptions from the transaction will harm our business. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of February 23, 2021. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Peter M. Berl	Melissa Lee Dueñas
571.526.7582	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 1, 2021	January 3, 2020	January 1, 2021	January 3, 2020
Revenues	$3,252	$2,954	$12,297	$11,094
Cost of revenues	2,761	2,527	10,560	9,546
Selling, general and administrative expenses	187	171	770	689
Bad debt expense and recoveries	2	(5)	(68)	(40)
Acquisition, integration and restructuring costs	6	2	39	5
Asset impairment charges	1	—	12	—
Equity earnings of non-consolidated subsidiaries	(4)	(2)	(14)	(18)
Operating income	299	261	998	912
Non-operating expense:
Interest expense, net	(46)	(34)	(179)	(133)
Other (expense) income, net	(8)	—	(38)	87
Income before income taxes	245	227	781	866
Income tax expense	(48)	(46)	(152)	(196)
Net income	197	181	629	670
Less: net income attributable to non-controlling interest	—	—	1	3
Net income attributable to Leidos common stockholders	$197	$181	$628	$667
Earnings per share:
Basic	$1.39	$1.27	$4.42	$4.66
Diluted	1.37	1.26	4.36	4.60
Weighted average number of common shares outstanding:
Basic	142	142	142	143
Diluted	144	144	144	145

Cash dividends declared per share	$0.34	$0.34	$1.36	$1.32

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)

	January 1, 2021	January 3, 2020
ASSETS
Cash and cash equivalents	$524	$668
Receivables, net	2,137	1,734
Inventory, net	276	72
Other current assets	402	338
Total current assets	3,339	2,812
Property, plant and equipment, net	604	287
Intangible assets, net	1,216	530
Goodwill	6,313	4,912
Operating lease right-of-use assets, net	581	400
Other assets	458	426
	$12,511	$9,367
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$2,175	$1,837
Accrued payroll and employee benefits	632	435
Long-term debt, current portion	100	61
Total current liabilities	2,907	2,333
Long-term debt, net of current portion	4,644	2,925
Operating lease liabilities	564	326
Deferred tax liabilities	234	184
Other long-term liabilities	291	182
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, 10 million shares authorized and no shares issued and outstanding at January 1, 2021 and January 3, 2020	—	—
Common stock, $0.0001 par value, 500 million shares authorized, 142 million and 141 million shares issued and outstanding at January 1, 2021 and January 3, 2020, respectively	—	—
Additional paid-in capital	2,580	2,587
Retained earnings	1,328	896
Accumulated other comprehensive loss	(46)	(70)
Total Leidos stockholders’ equity	3,862	3,413
Non-controlling interest	9	4
Total equity	3,871	3,417
	$12,511	$9,367

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Twelve Months Ended
	January 1, 2021	January 3, 2020	January 1, 2021	January 3, 2020
Cash flows from operations:
Net income	$197	$181	$629	$670
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	68	60	282	234
Gain on sale of businesses	—	(1)	—	(88)
Stock-based compensation	17	14	62	52
Loss on debt extinguishment	5	—	36	—
Asset impairment charges	1	—	12	—
Deferred income taxes	(2)	(11)	(4)	18
Bad debt expense	2	(7)	13	12
Other	(3)	—	1	3
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(267)	48	(127)	116
Other current assets and other long-term assets	55	7	104	41
Accounts payable and accrued liabilities and other long-term liabilities	(60)	(164)	151	(71)
Accrued payroll and employee benefits	(86)	(12)	161	(29)
Income taxes receivable/payable	21	54	14	34
Net cash (used in) provided by operating activities	(52)	169	1,334	992
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(45)	—	(2,655)	(94)
Payments for property, equipment and software	(63)	(54)	(183)	(121)
Proceeds from disposition of businesses	—	(5)	—	178
Net proceeds from sale of assets	2	—	12	96
Other	5	5	11	6
Net cash (used in) provided by investing activities	(101)	(54)	(2,815)	65
Cash flows from financing activities:
Proceeds from debt issuance	1,000	—	7,225	—
Payments of long-term debt	(776)	(30)	(5,456)	(80)
Payments for debt issuance and modification costs	(12)	—	(51)	—
Dividend payments	(48)	(97)	(196)	(198)
Repurchases of stock and other	(70)	(28)	(105)	(458)
Proceeds from issuances of stock	9	11	35	27
Other	(5)	—	(1)	—
Net cash provided by (used in) financing activities	98	(144)	1,451	(709)
Net (decrease) increase in cash, cash equivalents and restricted cash	(55)	(29)	(30)	348
Cash, cash equivalents and restricted cash at beginning of year	742	746	717	369
Cash, cash equivalents and restricted cash at end of year	$687	$717	$687	$717

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)
Effective the beginning of fiscal 2020, certain contracts were reassigned from the Civil reportable segment to the Defense Solutions reportable segment to better align operations within the reportable segments to the customers they serve. Prior year segments results have been recast to reflect this change. Additionally, the results of Dynetics and the SD&A Businesses were included within the Defense Solutions and Civil reportable segments, respectively.
The segment information for the periods presented was as follows:

	Three Months Ended				Twelve Months Ended
	January 1, 2021	January 3, 2020	Dollar change	Percent change	January 1, 2021	January 3, 2020	Dollar change	Percent change
Revenues:
Defense Solutions	$1,928	$1,655	$273	16.5%	$7,341	$6,300	$1,041	16.5%
Civil	811	773	38	4.9%	2,994	2,796	198	7.1%
Health	513	526	(13)	(2.5)%	1,962	1,998	(36)	(1.8)%
Total	$3,252	$2,954	$298	10.1%	$12,297	$11,094	$1,203	10.8%

Operating income (loss):
Defense Solutions	$147	$147	$—	—%	$506	$471	$35	7.4%
Civil	89	74	15	20.3%	280	231	49	21.2%
Health	86	73	13	17.8%	235	242	(7)	(2.9)%
Corporate	(23)	(33)	10	(30.3)%	(23)	(32)	9	(28.1)%
Total	$299	$261	$38	14.6%	$998	$912	$86	9.4%

Operating income margin:
Defense Solutions	7.6%	8.9%			6.9%	7.5%
Civil	11.0%	9.6%			9.4%	8.3%
Health	16.8%	13.9%			12.0%	12.1%
Total	9.2%	8.8%			8.1%	8.2%

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenues previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	January 1, 2021	January 3, 2020
Defense Solutions(1):
Funded backlog	$3,710	$3,063
Negotiated unfunded backlog	14,721	11,974
Total Defense Solutions backlog	$18,431	$15,037
Civil(1):
Funded backlog	$1,398	$1,267
Negotiated unfunded backlog	7,051	2,978
Total Civil backlog	$8,449	$4,245
Health:
Funded backlog	$1,486	$1,083
Negotiated unfunded backlog	3,546	3,725
Total Health backlog	$5,032	$4,808
Total:
Funded backlog	$6,594	$5,413
Negotiated unfunded backlog	25,318	18,677
Total backlog	$31,912	$24,090
(1) Prior year amounts have been recast for the contracts that were reassigned from the Civil reportable segment to the Defense Solutions reportable segment.
The change in backlog for the Defense Solutions and Civil reportable segments reflect $1,632 million and $574 million, respectively, of backlog acquired as a result of the acquisitions of Dynetics and the SD&A Businesses, respectively.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP diluted EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) income tax expense; and (iii) the following discrete items and the related tax impacts:
•Acquisition, integration and restructuring costs - Represents acquisition, integration, lease termination and severance costs related to the Company's acquisitions.
•Amortization of acquired intangible assets - Represents the amortization of the fair value of the acquired intangible assets.
•Amortization of equity method investment - Represents the amortization of the fair value of the acquired equity method investment.
•Acquisition related financing costs - Represents the amortization of the debt financing commitments in connection with the Company's acquisitions of Dynetics and the SD&A Businesses.
•Loss on debt modification - Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
•Gain on sale of business - Represents the net gain on sale of businesses.
•Asset impairment charges - Represents impairments of long-lived tangible assets.
•Other tax adjustments - Represents discrete tax items.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of intangibles.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP diluted EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended January 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$299	$6	$43	1	$349
Non-operating expense, net	(54)	—	—	—	(54)
Income before income taxes	245	6	43	1	295
Income tax expense(1)	(48)	(2)	(11)	—	(61)
Net income attributable to Leidos common stockholders	$197	$4	$32	$1	$234

Diluted EPS attributable to Leidos common stockholders	$1.37	$0.03	$0.22	$0.01	$1.63
Diluted shares	144	144	144	144	144
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Three Months Ended January 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Income before income taxes	$245	$6	$43	$1	$295
Depreciation expense	24	—	—	—	24
Amortization of intangibles	44	—	(43)	—	1
Interest expense, net	46	—	—	—	46
EBITDA	$359	$6	$—	$1	$366
EBITDA margin	11.0%				11.3%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended January 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Gain on sale of business	Other tax adjustments	Non-GAAP results
Operating income	$261	$2	$43	$3	$—	$—	$—	$309
Non-operating expense, net	(34)	—	—	—	2	(1)	—	(33)
Income before income taxes	227	2	43	3	2	(1)	—	276
Income tax expense(1)	(46)	—	(11)	(1)	—	—	(1)	(59)
Net income attributable to Leidos common stockholders	$181	$2	$32	$2	$2	$(1)	$(1)	$217

Diluted EPS attributable to Leidos common stockholders	$1.26	$0.01	$0.22	$0.01	$0.01	$—	$—	$1.51
Diluted shares	144	144	144	144	144	144	144	144
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Three Months Ended January 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Gain on sale of business	Non-GAAP results
Income before income taxes	$227	$2	$43	$3	$2	$(1)	$276
Depreciation expense	16	—	—	—	—	—	16
Amortization of intangibles	44	—	(43)	—	—	—	1
Amortization of equity method investment	3	—	—	(3)	—	—	—
Interest expense, net	34	—	—	—	(2)	—	32
EBITDA	$324	$2	$—	$—	$—	$(1)	$325
EBITDA margin	11.0%						11.0%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year Ended January 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Operating income	$998	$39	$195	$2	$—	$—	$12	$1,246
Non-operating expense, net	(217)	—	—	—	5	31	—	(181)
Income before income taxes	781	39	195	2	5	31	12	1,065
Income tax expense(1)	(152)	(10)	(49)	(1)	(1)	(8)	(3)	(224)
Net income	629	29	146	1	4	23	9	841
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$628	$29	$146	$1	$4	$23	$9	$840

Diluted EPS attributable to Leidos common stockholders	$4.36	$0.20	$1.01	$0.01	$0.03	$0.16	$0.06	$5.83
Diluted shares	144	144	144	144	144	144	144	144
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended January 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Income before income taxes	$781	$39	$195	$2	$5	$31	$12	$1,065
Depreciation expense	84	—	—	—	—	—	—	84
Amortization of intangibles	198	—	(195)	—	—	—	—	3
Amortization of equity method investment	2	—	—	(2)	—	—	—	—
Interest expense, net	179	—	—	—	(5)	—	—	174
EBITDA	$1,244	$39	$—	$—	$—	$31	$12	$1,326
EBITDA margin	10.1%							10.8%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Year Ended January 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Gain on sale of business	Other tax adjustments	Non-GAAP results
Operating income	$912	$5	$171	$11	$—	—	—	$1,099
Non-operating expense, net	(46)	—	—	—	2	(88)	—	(132)
Income before income taxes	866	5	171	11	2	(88)	—	967
Income tax (expense) benefit(1)	(196)	(1)	(43)	(3)	—	22	7	(214)
Net income	670	4	128	8	2	(66)	7	753
Less: net income attributable to non-controlling interest	3	—	—	—	—	—	—	3
Net income attributable to Leidos common stockholders	$667	$4	$128	$8	$2	$(66)	$7	$750

Diluted EPS attributable to Leidos common stockholders	$4.60	$0.03	$0.88	$0.06	$0.01	$(0.46)	$0.05	$5.17
Diluted shares	145	145	145	145	145	145	145	145
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Year Ended January 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Gain on sale of business	Non-GAAP results
Income before income taxes	$866	$5	$171	$11	$2	$(88)	$967
Depreciation expense	61	—	—	—	—	—	61
Amortization of intangibles	173	—	(171)	—	—	—	2
Amortization of equity method investment	11	—	—	(11)	—	—	—
Interest expense, net	133	—	—	—	(2)	—	131
EBITDA	$1,244	$5	$—	$—	$—	$(88)	$1,161
EBITDA margin	11.2%						10.5%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended January 1, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$147	$1	$24	$—	$172	8.9%
Civil	89	—	10	1	100	12.3%
Health	86	—	9	—	95	18.5%
Corporate	(23)	5	—	—	(18)	NM
Total	$299	$6	$43	$1	$349	10.7%

	Three Months Ended January 3, 2020
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating Margin
Defense Solutions(1)	$147	$—	$16	$—	$163	9.8%
Civil(1)	74	—	16	3	93	12.0%
Health	73	—	11	—	84	16.0%
Corporate	(33)	2	—	—	(31)	NM
Total	$261	$2	$43	$3	$309	10.5%

	Year Ended January 1, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$506	$4	$92	$—	$—	$602	8.2%
Civil	280	1	66	2	1	350	11.7%
Health	235	—	37	—	11	283	14.4%
Corporate	(23)	34	—	—	—	11	NM
Total	$998	$39	$195	$2	$12	$1,246	10.1%

	Year Ended January 3, 2020
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions(1)	$471	$—	$64	$—	$535	8.5%
Civil(1)	231	—	63	11	305	10.9%
Health	242	—	44	—	286	14.3%
Corporate	(32)	5	—	—	(27)	NM
Total	$912	$5	$171	$11	$1,099	9.9%
NM - Not Meaningful
(1) Prior year amounts have been recast for the contracts that were reassigned from the Civil reportable segment to the Defense Solutions reportable segment.